Exhibit 99.1

Gaming and Leisure Properties Enters into Sale Leaseback and Development Funding

Transactions with Bally’s Corporation Totaling $1.585 Billion at Blended 8.3% Initial Cash Yield

Multi-Faceted Transaction Further Expands and Diversifies GLPI’s Industry-Leading Regional Property

Portfolio; Provides Bally’s with Financing for its Highly-Anticipated Flagship Chicago Casino Facility

WYOMISSING, Pa., July 12, 2024 – Gaming and Leisure Properties, Inc. (NASDAQ:GLPI) (“GLPI” or “the Company”), announced today that it has entered into a binding term sheet with Bally’s Corporation (NYSE: BALY) (“Bally’s”) pursuant to which the Company intends to acquire the real property assets of Bally’s Kansas City Casino (“Bally’s Kansas City”) and Bally’s Shreveport Casino & Hotel (“Bally’s Shreveport”) as well as the land under Bally’s permanent Chicago casino, and provide construction financing for the Bally’s Chicago Casino Resort (“Bally’s Chicago”) for aggregate consideration of approximately $1.585 billion representing a blended 8.3% initial cash yield. In addition, GLPI secured adjustments to improve the purchase price and related cap rate related to the existing, previously announced, contingent purchase option for Bally’s Lincoln Casino Resort (“Bally’s Lincoln”), as well as the addition of a right for GLPI to call the asset beginning on October 1, 2026.

$1.19 Billion Chicago Flagship Casino Development Investment

GLPI intends to fund construction hard costs of up to $940 million at an 8.5% initial cash yield with the remainder to be funded by Bally’s with the sale leaseback proceeds related to Bally’s Kansas City and Bally’s Shreveport along with other funding sources such as Bally’s Chicago’s planned initial public offering and cash flows from operations. Funding is expected to occur from August 2024 through December 2026. GLPI will own all funded improvements, which will be leased to Bally’s with rent commencing at a rate of 8.5% as advances are made. The total project’s costs are currently expected to be approximately $1.8 billion, inclusive of construction, land, and rent.

In addition to the development funding of hard costs, GLPI also intends to acquire the Chicago land for approximately $250 million before development begins. Upon GLPI’s purchase of the Chicago land, rent will commence under a new lease carrying a 15-year initial term with an initial cash yield of 8.0%. The new lease will be cross-defaulted with the construction development funding agreement. Upon completion of the improvements and acquisition of the land, GLPI will own substantially all of the real estate land and improvements related to the Chicago casino and hotel for a total investment of $1.19 billion and blended initial cash investment yield of 8.4%. Upon stabilization of the property’s operations, the rent coverage for the lease is expected to be in the range of 2.0x – 2.4x.

$395 Million Kansas City and Shreveport Sale Leaseback Investment

GLPI will purchase the real property assets of both Bally’s Kansas City and Bally’s Shreveport for total consideration of $395 million. The two properties will be in a new Bally’s Master Lease that will be cross-defaulted with the existing Bally’s Master Lease with initial cash rent pursuant to the agreement for the two new properties of $32.2 million, representing an 8.2% initial cash capitalization rate. Total rent coverage on the Kansas City and Shreveport assets is expected to be 2.2x in the initial year post acquisition. The Company expects to close on the proposed Bally’s Kansas City and Bally’s Shreveport sale leaseback transactions as early as Q4 2024 subject to customary regulatory and other approvals.

In total, the Chicago, Kansas City, and Shreveport transactions represent a blended 8.3% yield and are expected to be funded on a staggered basis with cash on hand, retained operational cash flow, availability on GLPI’s revolving credit facility, and proceeds from potential capital markets activity.

The transactions are subject to several conditions as well as certain third-party consents and regulatory approvals. Key conditions include but are not limited to: (a) valid assignment of the current ground lease to GLPI or acquisition by GLPI of the fee interest in Chicago; (b) the final structure and pro forma capitalization of Bally’s following the proposed Standard General acquisition, or similar transaction, in the event any agreement is reached with the board of directors of Bally’s; (c) completion of customary due diligence on the Chicago site; and (d) receipt of all necessary gaming regulatory and other third party approvals.

Adjustments to Improve Bally’s Lincoln Purchase Option

GLPI and Bally’s have further agreed to adjust GLPI’s existing contingent purchase option for Bally’s Lincoln to reflect a purchase price of $735 million, which has been reduced from $771 million. The purchase price adjustment results in the initial cash yield’s favorable adjustment from 7.6% to 8.0% based on $58.8 million initial cash rent. GLPI has also been granted a call right, subject only to regulatory approval, beginning on October 1, 2026 to ensure that GLPI has the opportunity to acquire the property prior to the expiration of the current option period.

Peter Carlino, Chairman and CEO of GLPI commented, “We are delighted to partner again with Bally’s on this series of highly attractive transactions that will benefit our shareholders and represent a win-win for both parties. These transactions will be accretive to our financial results, delivering an 8.3% blended initial cash yield and are structured with conservative rent coverage. GLPI is ideally positioned for these transactions as structured given our strong balance sheet, visible recurring cash flows, low leverage and the extensive casino development and construction experience that our team uniquely brings to the opportunity. This multi-faceted deal is another example of our ability to be innovative in our approach to creating opportunities for our shareholders in conjunction with our best-in-class regional gaming tenants in what remains a volatile interest rate and challenging transaction environment. Furthermore, these transactions will expand and diversify our already industry-leading regional gaming property portfolio while adding a downtown asset in a world-class city, and the nation’s third largest metropolitan area, to our unmatched geographic breadth. We look forward to working with the Bally’s team as they begin development of what promises to be a must-visit destination casino resort property in the heart of Chicago.”

Soo Kim, Chairman of Bally’s, added, “GLPI has been a great partner for many years. We are excited to expand our relationship as we leverage their development and financing expertise to grow Bally’s with the world class Chicago casino development. Chicago is a vitally important market for our company and our permanent downtown facility will become our company’s flagship property when it opens in late 2026. We are thrilled to have the investment from GLPI as we begin construction of Bally’s Chicago, and we are confident that this critical project funding milestone will be well-received by our host community and the various stakeholders in Chicago.”

Wells Fargo acted as financial advisor to Gaming and Leisure Properties. Goodwin Procter LLP acted as legal advisor to Gaming and Leisure Properties.

About Bally’s Transaction Related Properties

Bally’s Chicago will be a nearly 1 million square-foot casino resort located on the Chicago River, roughly 1.5 miles from the temporary Bally’s casino site. The single-level, 178,000 square-foot casino will feature approximately 3,300 slot machines and 173 table games (including poker). Once fully completed, the property will feature a 500-room hotel with a portion of the rooms above the casino and the remainder in an adjacent 27-floor tower. The hotel will include a full-service spa, fitness center and pool, along with a rooftop bar. Bally’s Chicago will offer a premium steakhouse, noodle bar, nightclub, food hall and other bars and lounges. It will also include more than 100,000 square feet of event and meeting space and nearly 3,000 valet and self-park parking spaces. The property will also have more than two acres of public green space and a riverwalk for casino patrons and the community to enjoy.

Bally’s Kansas City is located on the Missouri River in Kansas City, Missouri and recently completed a $50 million renovation and expansion. The property features a 42,000 square foot casino with over 900 slot machines, 24 table games and more than 50 video poker and keno terminals. It also offers three restaurants including a location of the award-winning Chickie’s & Pete’s sports bar, a full-service bar, nearly 3,000 square feet of event space and several entertainment lounges.

Bally’s Shreveport is located along the Red River in downtown Shreveport, Louisiana. The property features a 30,000 square foot casino with more than 950 slot machines, over 50 table games, a poker room and a Bally Bet Sportsbook. It has a 400-room hotel with full-service spa, three on-site restaurants including an award-winning fine dining steakhouse and a noodle bar, event spaces, live entertainment and two on-site nightclubs.

Bally’s Lincoln is located in Lincoln, Rhode Island and recently completed a roughly $100 million expansion and improvement project. The updated property features 188,000 square feet of gaming space with more than 3,900 slot machines, 114 table games, the Sportsbook Bar & Grill and a race book with live simulcast wagering spread across both smoking and non-smoking sections. The property also offers a 136-room hotel, three fine dining restaurants, two food courts, eight bars including a cigar bar, a 29,000 square foot event center and two live entertainment venues.

About Gaming and Leisure Properties, Inc.

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

About Bally’s Corporation

Bally’s Corporation is a global casino-entertainment company with a growing omni-channel presence. It currently owns and manages 15 casinos across 10 states, a golf course in New York, a horse racetrack in Colorado, and has access to OSB licenses in 18 states. It also owns Bally’s Interactive International, formerly Gamesys Group, a leading, global, online gaming operator, Bally Bet, a first-in-class sports betting platform, and Bally Casino, a growing iCasino platform.

With 10,600 employees, the Company’s casino operations include approximately 15,300 slot machines, 580 table games and 3,800 hotel rooms. Upon completing the construction of a permanent casino facility in Chicago, IL, and a land-based casino near the Nittany Mall in State College, PA, Bally’s will own and/or manage 16 casinos across 11 states. Bally’s also has rights to developable land in Las Vegas. It shares trade on the New York Stock Exchange under the ticker symbol “BALY”.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our expectations regarding the benefits of the transaction to our shareholders. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward-looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: GLPI’s ability to successfully consummate the announced transactions with Bally’s, including the ability of the parties to satisfy the various conditions to advancing loan proceeds, including receipt of all required regulatory approvals and other approvals and consents, or other delays or impediments to completing the proposed transactions; the potential negative impact of recent high levels of inflation (which have been exacerbated by the armed conflict between Russia and Ukraine) on our tenants’ operations; GLPI’s ability to maintain its status as a REIT; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; the impact of our substantial indebtedness on our future operations; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur as presented or at all.

Contact:

Gaming and Leisure Properties, Inc.	Investor Relations
Matthew Demchyk, Chief Investment Officer	Joseph Jaffoni, Richard Land, James Leahy at JCIR
610/401-2900	212/835-8500
investorinquiries@glpropinc.com	glpi@jcir.com

# # #